EXHIBIT 4.10



UEC                                                          OTCBB Symbol - URME
URANIUM ENERGY CORP                                       Frankfurt Symbol - U6Z
                                                             Berlin Symbol - U6Z



July 1, 2007
                                                                       DELIVERED

To:

MR. AMIR ADNANI
T13 - 1501 Howe Street
Vancouver, British Columbia

Dear Amir:

Re:                   URANIUM ENERGY CORP. (THE "COMPANY")
    AMENDMENTS AND EXTENSION TO EXECUTIVE SERVICES AGREEMENT WITH THE COMPANY


         As Chairman of the Company's Compensation Committee I am very pleased to report to you on the recent determination of the Company's Compensation Committee, effective on July 1, 2007 (the "EFFECTIVE DATE"), and with your prior concurrence, to both increase your current "Fee" (to a monthly fee of U.S. $13,750.00 from originally U.S. $10,000.00) and to extend the present "Initial
Term" (to now July 1, 2009 from originally July 1, 2008) under your existing "Executive Services Agreement" (the "EXECUTIVE SERVICES Agreement") with the Company which is dated for reference July 1, 2006 (collectively the "AMENDMENTS" to your Executive Services Agreement).

         In this respect, and in order to hereby formalize the referenced Amendments, we confirm that the following provisions of your existing Executive Services Agreement are hereby deleted and/or amended with the following provisions being either substituted in their stead and/or added for interpretation:

         (a) section "2.1" of your Executive Services Agreement is hereby deleted in its entirety with the following section being substituted in its stead as of the Effective Date hereof:

                  "3.1 EFFECTIVENESS AND INITIAL TERM OF THE AGREEMENT. The initial term of this Agreement (the "INITIAL TERM") is for a period of three years commencing on July 1, 2006 (the "EFFECTIVE DATE")."; and

         (b) section "4.1" of your Executive Services Agreement is hereby amended by stating and acknowledging that, effective on the Effective Date hereof, the Executive's gross monthly Fee during the amended Initial Term has been increased from U.S. $10,000.00 to U.S. $13,750.00 until otherwise increased in accordance with the remaining terms and conditions of the Executive Services Agreement.

         It is hereby recognized and agreed that, other than for the Amendments set forth herein, all other provisions of the Executive Services Agreement remain in full force and effect as of the Effective Date hereof and, furthermore, that the Executive Services Agreement, together with the within Amendments, constitute the entire agreement to date between the parties hereto and supersede every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties hereto with respect to the subject matter of the Executive Services Agreement.


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         We kindly ask that you now acknowledge your receipt and approval of the within Amendments to your Executive Services Agreement by simply executing and returning to the attention of the writer via facsimile the duplicate copy of this letter which has been enclosed for that purpose at your earliest convenience hereafter. In the interim we remain, always,

Yours very truly,

/s/ ERIK ESSIGER
    ____________________________________________________
    Erik Essiger, Chairman of the Compensation Committee
    for URANIUM ENERGY CORP.

         RECEIPT AND APPROVAL OF THE WITHIN AMENDMENTS TO MY EXECUTIVE SERVICES AGREEMENT WITH THE COMPANY IS HEREBY ACKNOWLEDGED ON THIS 15TH DAY OF AUGUST, 2007, BY:


/s/ AMIR ADNANI
    ____________________________________________________
    Amir Adnani